UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 28, 2008
CAPITAL CORP OF THE WEST
(Exact Name of Company as Specified in Charter)

California	0-27384	77-0147763
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)
550 West Main Street, Merced, California 95340
(Address of Principal Executive Offices) (Zip Code)
(209) 725-2200
(Company’s telephone number, including area code)
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On October 28, 2008, Capital Corp of the West (the “Company”) announced that the Federal Reserve Bank of San Francisco and the Federal Deposit Insurance Corporation have approved the employment agreement and compensation terms for Richard S. Cupp in his capacity as president and chief executive officer of the Company and its subsidiary County Bank. He was appointed to those positions effective August 15, 2008.
Material terms of his employment agreement and compensation arrangements are as follows:
•	Annual base salary of $500,000.

•	Target bonus includes three components: a guaranteed portion of $250,000; and two performance based components, one of $250,000 based on achieving strategic objectives and another of up to $250,000 based on meeting specified performance metrics.

•	Severance payment in the event of termination without cause or expiration of the contract without renewal by the Bank of $500,000, plus eligibility for an additional $250,000 based on meeting both the strategic and performance metrics, for a maximum severance of $750,000.

•	Grant of incentive stock options to purchase 100,000 shares of the Company’s common stock. The exercise price is the fair market value of a share the Company’s common stock on the grant date, which was August 15, 2008. The closing price of the Company’s common stock on that date was $3.74 per share. The stock option grant will vest as follows: 20% shall vest 12 months after the grant date. Thereafter the options will vest 20% per year on the anniversary of the grant date. Options will be totally vested in five years. However, options will immediately vest and become exercisable upon the following: (i) termination by the Company without “cause” as defined in the Agreement; (ii) termination by the Executive for “good reason” as defined in the Agreement or (iii) completion of the Agreement by Mr. Cupp.

•	Reimbursement of business expenses; business and limited personal use of a Company-purchased automobile with a purchase price not to exceed $55,000; Company-paid medical, dental and disability insurance.

•	Four weeks annual paid vacation.

•	Payment of any severance and other benefits in connection with termination of employment is subject to further approval of the FDIC and Federal Reserve Bank of San Francisco under 12 CFR part 359.
Mr. Cupp, age 68, has over 40 years of experience in the financial services industry, having held leadership roles within financial institutions of all sizes and regulatory charters. For the past 13 years, Cupp served as Chief Executive Officer of several independent commercial and savings banks and was responsible for significant improvements in operations, asset quality, regulatory and investor relations, earnings and shareholder valuation.
From April 2007 through August 2008, Mr. Cupp was a member of a group organizing a de novo bank to be headquartered in Pasadena, California. From December 2002 through March 2007, he was President and Chief Executive Officer of 1st Century Bank, a newly chartered national banking institution headquartered in Los Angeles. From 1999 to 2002, he was president and chief executive officer of HF Bancorp, parent of Hemet Federal Bank.
Other banks Mr. Cupp has led include First Bank of Beverly Hills, HF Bancorp (Hemet Federal Bank) and Ventura County National Bancorp (VCNB). HF Bancorp was the largest independent banking institution in Riverside County, California, while VCNB was a multi-bank holding company whose principal subsidiary was Ventura County’s largest independent bank. From 1983 to 1993, he was Executive Vice President of CalFed, Inc., where he was responsible for CalFed’s entry into commercial banking. From 1963 to 1983, Mr. Cupp was with First Interstate Bancorp in a number of senior and executive positions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Capital Corp of the West (Company)
Dated: October 30, 2008	By:	/s/ David A. Heaberlin
David A. Heaberlin
Executive Vice President/Chief Financial Officer